Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Excellent Third Quarter 2024 Results
■Strong General Insurance net premiums written of $6.4 billion, a decrease of 1% on a reported basis, or an increase of 6% on a comparable basis*†
■Global Commercial Lines net premiums written of $4.5 billion, a decrease of 2% on a reported basis, or an increase of 7% on a comparable basis†, led by excellent growth in North America Commercial Lines of 11%†
■Outstanding new business written in Global Commercial Lines of $1.1 billion, growing 9% year-over-year
■Combined ratio was 92.6%; Accident year combined ratio, as adjusted* (AYCR) was 88.3%
■Net income per diluted share was $0.71, compared to $2.81 in the prior year quarter, which still included Corebridge’s consolidated results
■Adjusted after-tax income* (AATI) per diluted share was $1.23, an increase of 18% from the prior year quarter, or 31% on a comparable basis†
■Returned approximately $1.8 billion of capital to shareholders in the third quarter through $1.5 billion of stock repurchases and $254 million of dividends

NEW YORK, November 4, 2024 – American International Group, Inc. (NYSE: AIG) today reported financial results for the third quarter ended September 30, 2024.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “AIG delivered excellent third quarter financial results with strong profitability and growth across our businesses highlighting the quality of the underwriting portfolio and our ability to deliver consistent earnings. The adjusted after-tax income per diluted share was $1.23 for the third quarter, an 18% increase year-over-year, or 31% on a comparable basis†. These results demonstrate AIG’s ability to consistently deliver underwriting excellence and capital management discipline and the successful execution of our priorities.

“We continued to execute on our capital commitments with repurchases of $1.5 billion of common shares and dividends of $254 million in the third quarter. Through the first nine months of 2024, we have returned over $6 billion of capital to shareholders, reflecting our disciplined execution of our balanced capital management plan. We ended the quarter with an excellent total debt to capital ratio of 17.9% and parent liquidity of $4.2 billion.

“We achieved meaningful growth this quarter, led by our Global Commercial business. Third quarter net premiums written grew 6% year-over-year on a comparable basis†, driven by 7%† growth in Global Commercial Lines, which maintained very strong retention of 88% while adding $1.1 billion of new business. North America Commercial Lines achieved 11%† growth with new business growth of 22%, led by Lexington Insurance which grew 24%. Global Commercial Lines pricing, which includes rate and exposure, increased 6% excluding Workers’ Compensation and Financial Lines, largely in line with loss cost trend.

“We marked another quarter of excellent underwriting results, building on top of outstanding performance over the past few years. The third quarter accident year combined ratio, as adjusted was 88.3%, demonstrating our underwriting discipline. The total catastrophe-related charges were $417 million for the quarter, representing 6.9 loss ratio points, and 4.9 points for the first nine months of the year. In a challenging catastrophe environment, this performance is remarkable, with industry insured losses expected to top the 2023 total of $125 billion.

“Through 2024 and beyond, we remain incredibly focused on underwriting excellence and executing on AIG Next. We have made substantial progress over the last several years to improve the financial strength of AIG. I want to thank our clients, partners and stakeholders for their trust in us, which is a direct result of the outstanding risk expertise and claims services provided by our dedicated colleagues.”

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.
† Net premiums written on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the sale of Validus Re in 2023. AATI, Adjusted pre-tax income (APTI), underwriting income, net investment income and ratios on a comparable basis reflect year-over-year comparisons adjusted for the sale of Validus Re in 2023. Refer to pages 17, 20 and 21 for more detail on selected financial measures.

FINANCIAL SUMMARY

	Three Months Ended September 30,
($ and shares in millions, except per share amounts)	2023	2024
Income attributable to AIG common shareholders from continuing operations	$694	$481
Net income per diluted share from continuing operations	$0.97	$0.74

Net income attributable to AIG common shareholders	$2,020	$459
Net income per diluted share attributable to AIG common shareholders	$2.81	$0.71

Net investment income	$856	$973
Net investment income, APTI basis	792	897

Adjusted pre-tax income (loss)	$1,089	$1,067
General Insurance	1,367	1,210
Other Operations	(278)	(143)

Adjusted after-tax income attributable to AIG common shareholders	$746	$798
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.04	$1.23

Weighted average common shares outstanding - diluted	718.7	647.4

Return on equity	19.8%	4.1%
Adjusted return on equity	5.3%	6.8%
Return on tangible equity	8.1%	7.8%
Core operating return on equity	8.6%	9.2%

Book value per share	$56.06	$71.46
Adjusted book value per share	$81.32	$73.90
Tangible book value per share	$50.69	$65.37
Core operating book value per share	$48.92	$54.68

Common shares outstanding (in millions)	704.6	630.3

For the third quarter of 2024, net income attributable to AIG common shareholders was $459 million, or $0.71 per diluted common share, compared to $2.0 billion, or $2.81 per diluted common share, in the prior year quarter. The decrease was primarily attributable to a reduction in net income from discontinued operations as a result of the change in accounting following the deconsolidation of Corebridge, as described below.

AATI was $798 million, or $1.23 per diluted common share, for the third quarter of 2024, compared to $746 million, or $1.04 per diluted common share, in the prior year quarter, reflecting higher net investment income and improved results in Other Operations, partially offset by loss of earnings due to the Validus Re divestiture and lower underwriting income in General Insurance.

Total net investment income for the third quarter of 2024 was $973 million, an increase of 14% from $856 million in the prior year quarter, reflecting dividends received from Corebridge in the third quarter of 2024, higher income on alternative investments, equity and fixed maturity securities and lower investment expenses, partially offset by lower income from loans in addition to a reduction in invested assets due to the sale of Validus Re. Total net investment income on an APTI basis* was $897 million, an increase of 13% from $792 million in the prior year quarter, reflecting the same trends. In General Insurance, net investment income was up 2% from the prior year quarter, which included $38 million in net investment income from Validus Re, which was sold on November 1, 2023. On a comparable basis†, General Insurance net investment income was up 8% from the prior year quarter.

In the third quarter of 2024, AIG returned approximately $1.8 billion to AIG shareholders through $1.5 billion of common stock repurchases representing approximately 20 million shares, and $254 million of common stock dividends. AIG parent liquidity was $4.2 billion as of September 30, 2024.

Book value per share was $71.46 as of September 30, 2024, an increase of 4.5% from the previous quarter. Adjusted book value per share* was $73.90, an increase of 1.5% from the previous quarter. Total debt to total capital ratio at September 30, 2024 was 17.9% and total debt to total adjusted capital* ratio was 17.5%.

On November 4, 2024, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.40 per share. The dividend is payable on December 30, 2024 to stockholders of record at the close of business on December 16, 2024.

Corebridge Financial, Inc. (Corebridge) accounting treatment after June 9, 2024: (i) AIG elected the fair value option and, after that date, reflects its retained interest in Corebridge as an equity method investment in other invested assets in AIG's Condensed Consolidated Balance Sheets using Corebridge’s stock price as its fair value, (ii) dividends received from Corebridge and changes in its stock price are recognized in net investment income in AIG’s Condensed Consolidated Financial Statements, and (iii) AIG’s adjusted pre-tax income includes Corebridge dividends and excludes changes in the fair value of Corebridge’s stock price. The historical financial results of Corebridge, for all periods presented, are reflected in AIG’s Condensed Consolidated Financial Statements as discontinued operations in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) and are included in net income but not in AATI, a non-GAAP measure.

GENERAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2023	2024	Change
Gross premiums written	$8,870	$8,635	(3)%
Net premiums written	$6,462	$6,380	(1)%
Underwriting income (loss)	$611	$437	(28)%

Net investment income, APTI basis	$756	$773	2%
Adjusted pre-tax income	$1,367	$1,210	(11)%

Underwriting ratios:
General Insurance (GI) CR	90.5	92.6	2.1	pts
GI Loss ratio	59.6	60.7	1.1
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(6.9)	(6.9)	—
Prior year development, net of reinsurance and prior year premiums	2.7	2.6	(0.1)
GI Accident year loss ratio, as adjusted	55.4	56.4	1.0
GI Expense ratio	30.9	31.9	1.0
GI Accident year combined ratio, as adjusted	86.3	88.3	2.0	pts

Comparable Basis†:
Net premiums written	$6,018	$6,380	6%
General Insurance (GI) CR	90.2	92.6	2.4	pts
GI Accident year combined ratio, as adjusted	86.9	88.3	1.4	pts
•General Insurance APTI of $1.2 billion decreased 11% from the prior year quarter, largely due to the Validus Re divestiture in 2023, or 5% on a comparable basis†, driven by lower underwriting income, partially offset by higher net investment income.
•Third quarter 2024 net premiums written (NPW) of $6.4 billion declined 1% from the prior year quarter on a reported basis primarily as a result of the Validus Re divestiture, but increased 6% on a comparable basis†, driven by 7% growth in Global Commercial and 3% growth in Global Personal Insurance.
•Underwriting income was $437 million, a 28% decrease year-over-year including Validus Re, or a 21% decrease on a comparable basis†, due principally to higher catastrophe charges and lower favorable prior year development (PYD), net of reinsurance and prior year premiums.
•Total catastrophe-related charges were $417 million, representing 6.9 loss ratio points, of which $324 million was in North America with losses predominantly from windstorms and hailstorms, and $93 million was in International.
•Favorable PYD, net of reinsurance and prior year premiums, was $165 million, representing a 2.6 point loss ratio benefit. The favorable PYD was largely driven by favorable development on short-tail lines in Global Specialty and U.S. Property and Specialty Risks which have performed extremely well and the amortization benefit related to adverse development cover. The strong level of favorable development in those lines was partially offset by unfavorable development in U.S. Excess Casualty and UK/Europe Casualty and Financial Lines.
•The combined ratio was 92.6%, compared to 90.2% in the prior year quarter on a comparable basis†. The AYCR was 88.3%, compared to 86.9% in the prior year quarter on a comparable basis†.

GENERAL INSURANCE - NORTH AMERICA COMMERCIAL LINES

	Three Months Ended September 30,
($ in millions)	2023	2024	Change
Net premiums written	$2,544	$2,445	(4)%
Underwriting income (loss)	$292	$96	(67)%

Underwriting ratios:
North America Commercial Lines CR	88.9	95.5	6.6	pts
North America Commercial Lines AYCR, as adjusted	83.0	85.1	2.1	pts

Comparable Basis†:
Net premiums written	$2,198	$2,445	11%
North America Commercial Lines CR	88.0	95.5	7.5	pts
North America Commercial Lines AYCR, as adjusted	83.4	85.1	1.7	pts

•North America Commercial Lines NPW declined 4% from the prior year quarter as a result of the 2023 divestitures, but increased 11% on a comparable basis†. The growth was led by Retail Casualty and Lexington Insurance, benefiting from robust new business production, which increased 22% year-over-year, strong retention and continued positive rate trends.
•The combined ratio was 95.5% and the AYCR was 85.1% in the third quarter. On a comparable basis†, the accident year loss ratio, as adjusted* of 61.8% increased 250 basis points from the prior year quarter. This was driven by a large closeout transaction, which benefitted the overall combined ratio but created a 70 basis point headwind within the loss ratio, as well as a favorable actual vs. expected loss experience in short tail lines in the prior year quarter driven by strong property rate increases that resulted in a headwind of approximately 180 basis points in the year-over-year comparison.

GENERAL INSURANCE - NORTH AMERICA PERSONAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2023	2024	Change
Net premiums written	$607	$632	4%
Underwriting income (loss)	$(57)	$(59)	(4)%

Underwriting ratios:
North America Personal Insurance CR	113.0	111.5	(1.5)	pts
North America Personal Insurance AYCR, as adjusted	108.4	103.9	(4.5)	pts

•North America Personal Insurance NPW grew 4% from the prior year quarter, primarily driven by growth in High Net Worth, resulting from positive rate change and new business production.
•The combined ratio was 111.5%, compared to 113.0% in the prior year quarter. The AYCR was 103.9%, compared to 108.4% in the prior year. The improvement was driven by a lower AYLR, partially offset by higher expense ratio.

GENERAL INSURANCE - INTERNATIONAL COMMERCIAL LINES

	Three Months Ended September 30,
($ in millions)	2023	2024	Change
Net premiums written	$2,038	$2,052	1%
Underwriting income (loss)	$339	$320	(6)%

Underwriting ratios:
International Commercial Lines CR	83.4	84.3	0.9	pts
International Commercial Lines AYCR, as adjusted	79.7	83.4	3.7	pts

Comparable Basis†:
Net premiums written	$1,996	$2,052	3%
International Commercial Lines CR	83.0	84.3	1.3	pts
International Commercial Lines AYCR, as adjusted	79.7	83.4	3.7	pts

•International Commercial Lines NPW increased 1% from the prior year quarter, or 3% on a comparable basis†, attributable to growth in Global Specialty, Property and Talbot, primarily driven by strong new business production and retention, partially offset by a decrease in Financial Lines due to continued pricing pressure.
•The combined ratio was 84.3%, compared to 83.4% in the prior year quarter. The AYCR was 83.4%, compared to 79.7% in the prior year quarter.

GENERAL INSURANCE - INTERNATIONAL PERSONAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2023	2024	Change
Net premiums written	$1,273	$1,251	(2)%
Underwriting income (loss)	$37	$80	116%

Underwriting ratios:
International Personal Insurance CR	97.2	93.7	(3.5)	pts
International Personal Insurance AYCR, as adjusted	95.9	95.4	(0.5)	pts

Comparable Basis†:
Net premiums written	$1,217	$1,251	3%
•International Personal Insurance NPW declined 2% from the prior year quarter, but grew 3% on a comparable basis†, largely driven by growth in Personal Auto.
•The combined ratio was 93.7%, compared to 97.2% in the prior year quarter. The AYCR was 95.4%, compared to 95.9% in the prior year quarter.

OTHER OPERATIONS

	Three Months Ended September 30,
($ in millions)	2023	2024	Change
Net investment income	$45	$125	178%
General operating expenses	(179)	(150)	16
Interest expense	(133)	(111)	17
All other income (expenses)	(4)	(5)	(25)
Adjusted pre-tax loss before consolidation and eliminations	$(271)	$(141)	48
Total consolidation and eliminations	(7)	(2)	71
Adjusted pre-tax loss	$(278)	$(143)	49%

•Other Operations adjusted pre-tax loss improved $135 million from the prior year quarter, primarily due to higher net investment income, lower general operating expenses (GOE) and lower interest expenses.
•Net investment income increased $80 million from the prior year quarter due to dividend income received from Corebridge in the third quarter of 2024 and higher income on parent short-term investments due to higher yields and higher balances.
•GOE improved $29 million from the prior year quarter or $40 million sequentially from the second quarter, reflecting the benefits from AIG Next.
•AIG interest expense decreased $22 million, primarily driven by debt reductions over the last year.

CONFERENCE CALL
AIG will host a conference call tomorrow, Tuesday, November 5, 2024 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

#    #    #

Additional supplementary financial data is available in the Investors section at www.aig.com.

Cautionary Statement Regarding Forward-Looking Information and Factors That May Affect Future Results
Certain statements in this press release and other publicly available documents may include, and members of management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause actual results to differ, possibly materially, from those in specific projections, targets, goals, plans, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which we operate in the U.S. and globally, including adverse developments related to financial market conditions, macroeconomic trends, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, including social inflation, pressures on the commercial real estate market, an economic slowdown or recession, any potential U.S. federal government shutdown and geopolitical events or conflicts, including the conflict between Russia and Ukraine and the conflict in Israel and the surrounding areas;
•the occurrence of catastrophic events, both natural and man-made, including the effects of climate change, geopolitical events and conflicts and civil unrest;
•disruptions in the availability or accessibility of our or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches, or infrastructure vulnerabilities;
•our ability to effectively implement restructuring initiatives and potential cost-savings opportunities;
•our ability to effectively implement technological advancements, including the use of artificial intelligence (AI), and respond to competitors' AI and other technology initiatives;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•our ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
•concentrations in our investment portfolios, including our continuing equity market exposure to Corebridge Financial, Inc. (Corebridge);
•our reliance on third-party investment managers;
•changes in the valuation of our investments, including Corebridge common stock;
•our reliance on third parties to provide certain business and administrative services;

•availability of adequate reinsurance or access to reinsurance on acceptable terms;
•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•concentrations of our insurance, reinsurance and other risk exposures;
•nonperformance or defaults by counterparties;
•our ability to adequately assess risk and estimate related losses as well as the effectiveness of our enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to our credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•the effects of sanctions, including those related to the conflict in the Middle East and between Russia and Ukraine, and the failure to comply with those sanctions;
•our ability to address evolving stakeholder expectations and regulatory requirements with respect to environmental, social and governance matters;
•changes to sources of or access to liquidity;
•changes in accounting principles and financial reporting requirements or their applicability to us;
•the effects of changes in laws and regulations, including those relating to cybersecurity and data privacy, and the regulation of insurance in the U.S. and other countries in which we operate;
•changes to tax laws in the U.S. and other countries in which we operate;
•the outcome of significant legal, regulatory or governmental proceedings;
•our ability to effectively execute on sustainability targets and standards;
•the impact of epidemics, pandemics and other public health crises and responses thereto; and
•such other factors discussed in:
▪Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 (which will be filed with the Securities and Exchange Commission) (SEC) and Part II, Item 1A, Risk Factors in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024;
▪Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A of the 2023 Annual Report; and
▪our other filings with the SEC.
Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.
#    #    #

COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Third Quarter 2024 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Book value per share, excluding investments related cumulative unrealized gains and losses in accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets (collectively, Investments AOCI) (Adjusted book value per share) is used to show the amount of our net worth on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. Adjusted book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI (AIG adjusted common equity) by total common shares outstanding.
Book Value per share, excluding Goodwill, Value of business acquired (VOBA), Value of distribution channel acquired (VODA) and Other intangible assets (Tangible book value per share) is used to provide a useful measure of the realizable shareholder value on a per share basis. Tangible book value per share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets (AIG tangible common shareholders’ equity) by total common shares outstanding.
Book value per share, excluding Investments AOCI, deferred tax assets (DTA) and AIG’s ownership interest in Corebridge (Core operating book value per share) is used to show the amount of our net worth on a per share basis after eliminating Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude only the portion of DTA representing U.S. tax attributes related to net operating loss carryforwards (NOLs) and corporate alternative minimum tax credits (CAMTCs) and foreign tax credits (FTCs) that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. Core operating book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (AIG core operating shareholders’ equity) by total common shares outstanding.
Total debt and preferred stock to total adjusted capital ratio is used to show the AIG’s debt leverage adjusted for Investments AOCI and is derived by dividing total debt and preferred stock by total capital excluding Investments AOCI (Total adjusted capital). We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re.

Return on equity – Adjusted after-tax income excluding Investments AOCI (Adjusted return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI. We believe this measure is useful to investors because it eliminates fair value of investments which can fluctuate significantly from period to period due to changes in market conditions. Adjusted return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG adjusted common shareholders’ equity.
Return on Equity – Adjusted After-tax Income, Excluding Goodwill, VOBA, VODA and Other Intangible assets (Return on tangible equity) is used to show the return on AIG tangible common shareholder’s equity, which we believe is a useful measure of realizable shareholder value. We exclude Goodwill, VOBA, VODA and Other intangible assets from AIG common shareholders’ equity to derive AIG tangible common shareholders’ equity. Return on AIG tangible common equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG tangible common equity.
Return on equity – Adjusted after-tax income excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (Core operating return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude only the portion of DTA representing U.S. tax attributes related to NOLs and CAMTCs and FTCs that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. This metric will provide greater insight as to the underlying profitability of our property and casualty business. Core operating return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG core operating shareholders’ equity.
Adjusted revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and income from elimination of the International reporting lag. Adjusted revenues is a GAAP measure for our segments.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across our segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that we believe to be common to the industry. APTI is a GAAP measure for our segments. Excluded items include the following:
•changes in the fair values of equity securities and AIG's ownership interest in Corebridge;
•net investment income on Fortitude Re funds withheld assets;
•net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•pension expense related to lump sum payments to former employees;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•income from elimination of the international reporting lag.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock and preferred stock redemption premiums, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:
•deferred income tax valuation allowance releases and charges;
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•net tax charge related to the enactment of the Tax Cuts and Jobs Act.

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development net of reinsurance and prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Results from discontinued operations, including Corebridge, are excluded from all of these measures.
#    #    #

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in approximately 190 countries and jurisdictions protect their assets and manage risks through AIG operations and network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended September 30,
	2023				2024
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(c)	Tax	Pre-tax	Charge	Interests(c)	Tax
Pre-tax income/net income, including noncontrolling interests	$1,100	$399	$—	$2,747	$649	$168	$—	$457
Noncontrolling interests	—	—	(720)	(720)	—	—	2	2
Pre-tax income/net income attributable to AIG	1,100	399	(720)	2,027	649	168	2	459
Dividends on preferred stock and preferred stock redemption premiums				7				—
Net income attributable to AIG common shareholders				2,020				459
Adjustments:
Changes in uncertain tax positions and other tax adjustments		(57)	—	57		3	—	(3)
Deferred income tax valuation allowance (releases) charges		(5)	—	5		9	—	(9)
Changes in the fair values of equity securities and AIG's investment in Corebridge	(31)	(6)	—	(25)	(25)	(5)	—	(20)
Loss on extinguishment of debt and preferred stock redemption premiums	21	4	—	17	—	—	—	—
Net investment income on Fortitude Re funds withheld assets	(29)	(6)	—	(23)	(51)	(11)	—	(40)
Net realized losses on Fortitude Re funds withheld assets	3	—	—	3	18	4	—	14
Net realized gains on Fortitude Re funds withheld embedded derivative	(57)	(12)	—	(45)	157	33	—	124
Net realized (gains) losses(a)	190	42	—	148	(7)	(27)	—	20
(Income) loss from discontinued operations				(2,046)				24
Net (gain) loss on divestitures and other	(101)	(21)	—	(80)	8	28	—	(20)
Non-operating litigation reserves and settlements	—	—	—	—	—	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(75)	(16)	—	(59)	126	27	—	99
Net loss reserve discount charge	5	1	—	4	29	6	—	23
Pension expense related to lump sum payments to former employees	8	2	—	6	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	2	—	—	2	22	5	—	17
Restructuring and other costs(d)	49	10	—	39	137	28	—	109
Non-recurring costs related to regulatory or accounting changes	4	1	—	3	4	1	—	3
Noncontrolling interests(c)			720	720			(2)	(2)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,089	$336	$—	$746	$1,067	$269	$—	$798

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Nine Months Ended September 30,
	2023				2024
		Total Tax	Non-			Total Tax	Non-
		(Benefits)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(c)	Tax	Pre-tax	Charge	Interests(c)	Tax
Pre-tax income/net income (loss), including noncontrolling interests	$2,388	$509	$—	$4,351	$2,324	$571	$—	$(1,827)
Noncontrolling interests	—	—	(801)	(801)	—	—	(475)	(475)
Pre-tax income/net income (loss) attributable to AIG	2,388	509	(801)	3,550	2,324	571	(475)	(2,302)
Dividends on preferred stock and preferred stock redemption premiums				22				22
Net income (loss) attributable to AIG common shareholders				3,528				(2,324)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	—	175	—	(175)	—	8	—	(8)
Deferred income tax valuation allowance (releases) charges	—	(51)	—	51	—	15	—	(15)
Changes in the fair values of equity securities and AIG's investment in Corebridge	(93)	(19)	—	(74)	(172)	(36)	—	(136)
Loss on extinguishment of debt and preferred stock redemption premiums	21	4	—	17	1	—	—	16
Net investment income on Fortitude Re funds withheld assets	(106)	(22)	—	(84)	(123)	(26)	—	(97)
Net realized losses on Fortitude Re funds withheld assets	64	13	—	51	38	8	—	30
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	25	5	—	20	158	33	—	125
Net realized losses(a)	573	131	—	442	234	28	—	206
(Income) loss from discontinued operations				(2,472)				3,580
Net gain on divestitures and other	(89)	(19)	—	(70)	(94)	12	—	(106)
Non-operating litigation reserves and settlements	—	—	—	—	—	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(112)	(24)	—	(88)	66	14	—	52
Net loss reserve discount charge	85	18	—	67	131	27	—	104
Pension expense related to lump sum payments to former employees	62	13	—	49	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	10	2	—	8	37	8	—	29
Restructuring and other costs(d)	264	55	—	209	630	132	—	498
Non-recurring costs related to regulatory or accounting changes	19	4	—	15	15	3	—	12
Net impact from elimination of international reporting lag(b)	(12)	(3)	—	(9)	—	—	—	—
Noncontrolling interests(c)			801	801			475	475
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$3,099	$791	$—	$2,286	$3,245	$797	$—	$2,441
(a)Includes all Net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(b)Effective in the quarter ended December 31, 2022, the foreign property and casualty subsidiaries report on a calendar year ending December 31. We determined that the effect of not retroactively applying this change was immaterial to our Consolidated Financial Statements for the current and prior periods. Therefore, we reported the cumulative effect of the change in accounting principle within the Consolidated Statements of Income (Loss) for the year ended December 31, 2022 and did not retrospectively apply the effects of this change to prior periods.
(c)Noncontrolling interest primarily relates to Corebridge and is the portion of Corebridge earnings that AIG did not own. Corebridge is consolidated until June 9, 2024. The historical results of Corebridge owned by AIG are reflected in the Income (loss) from discontinued operations, net of income taxes.
(d)In the three and nine months ended September 30, 2024, restructuring and other costs increased primarily as a result of employee-related costs, including severance, and real estate impairment charges.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended September 30,			Nine Months Ended September 30,
Earnings per common share:	2023	2024	% Inc. (Dec.)	2023	2024	% Inc. (Dec.)
Basic
Income from continuing operations	$0.97	$0.75	(22.7)%	$2.56	$2.62	2.3%
Income (loss) from discontinued operations	1.86	(0.03)	NM	2.30	(6.13)	NM
Net income (loss) attributable to AIG common shareholders	$2.83	$0.72	(74.6)	$4.86	$(3.51)	NM
Diluted
Income from continuing operations	$0.97	$0.74	(23.7)	$2.54	$2.59	2.0
Income (loss) from discontinued operations	1.84	(0.03)	NM	2.29	(6.07)	NM
Net income (loss) attributable to AIG common shareholders	$2.81	$0.71	(74.7)	$4.83	$(3.48)	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.04	$1.23	18.3%	$3.13	$3.66	16.9%
Weighted average shares outstanding:
Basic	712.6	641.6		725.6	661.7
Diluted	718.7	647.4		731.0	667.4

Reconciliation of Adjusted After-tax Income, Comparable Basis
	Three Months Ended September 30,
	2023	2024
Adjusted after-tax income attributable to AIG common shareholders, as reported	$746	$798
Validus Re	(68)	—
Adjusted after-tax income attributable to AIG common shareholders, comparable basis	678	798
Adjusted after-tax income attributable to AIG common shareholders per diluted share, comparable basis	0.94	1.23

Reconciliation of Net Investment Income
	Three Months Ended
	September 30,
	2023	2024
Net Investment Income per Consolidated Statements of Operations	$856	$973
Changes in the fair values of equity securities and AIG's investment in Corebridge	(31)	(25)
Net investment income on Fortitude Re funds withheld assets	(29)	(51)
Net realized gains (losses) related to economic hedges and other	(4)	—
Total Net Investment Income - APTI Basis	$792	$897

General Insurance Net Investment Income, APTI basis	$756	$773
Validus Re	(38)	—
General Insurance Net Investment Income, APTI basis, comparable basis	$718	$773

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Book Value per Share
As of period end:	September 30, 2023	June 30, 2024	September 30, 2024
Total AIG shareholders' equity	$39,984	$44,445	$45,039
Less: Preferred equity	485	—	—
Total AIG common shareholders' equity (a)	39,499	44,445	45,039

Less: Investments AOCI	(20,771)	(3,460)	(2,074)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(2,973)	(615)	(531)
Subtotal Investments AOCI	(17,798)	(2,845)	(1,543)
Total adjusted common shareholders' equity (b)	$57,297	$47,290	$46,582

Less: Intangible assets:
Goodwill	3,385	3,407	3,453
Value of distribution channel acquired	149	136	132
Other intangibles	249	249	249
Total intangible assets	3,783	3,792	3,834
Total adjusted tangible common shareholders' equity (c)	$35,716	$40,653	$41,205

Less: AIG's ownership interest in Corebridge	5,829	8,567	8,143
Less: Investments related AOCI - AIG	(5,490)	(3,460)	(2,074)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets - AIG	(717)	(615)	(531)
Subtotal Investments AOCI - AIG	(4,773)	(2,845)	(1,543)
Less: Deferred tax assets	3,974	4,059	3,975
AIG core operating shareholders' equity (d)	$34,469	$34,664	$34,464
Total common shares outstanding (e)	704.6	649.8	630.3

As of period end:	September 30, 2023	% Inc. (Dec.)	June 30, 2024	% Inc. (Dec.)	September 30, 2024
Book value per share (a÷e)	$56.06	27.5%	$68.40	4.5%	$71.46
Adjusted book value per share (b÷e)	81.32	(9.1)	72.78	1.5	73.90
Adjusted tangible book value per share (c÷e)	50.69	29.0	62.56	4.5	65.37
Core operating book value per share (d÷e)	48.92	11.8	53.35	2.5	54.68

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Equity
	Three Months Ended September 30,
	2023	2024
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$8,080	$1,836
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$2,984	$3,192

Average AIG adjusted common shareholders' equity
Average AIG Common Shareholders' equity (c)	$40,734	$44,742
Less: Average investments AOCI	(16,091)	(2,194)
Average adjusted common shareholders' equity (d)	$56,825	$46,936

Average AIG tangible common shareholders' equity
Average AIG Common Shareholders' equity	$40,734	$44,742
Less: Average intangibles	3,824	3,813
Average AIG tangible common shareholders' equity (e)	$36,910	$40,929

Average AIG core operating shareholders' equity
Average AIG common shareholders' equity	$40,734	$44,742
Less: Average AIG's ownership interest in Corebridge	6,591	8,355
Less: Average investments AOCI - AIG	(4,495)	(2,194)
Less: Average deferred tax assets	4,119	4,017
Average AIG core operating shareholders' equity (f)	$34,519	$34,564

ROE (a÷c)	19.8%	4.1%
Adjusted return on equity (b÷d)	5.3%	6.8%
Return on tangible equity (b÷e)	8.1%	7.8%
Core operating ROE (b÷f)	8.6%	9.2%

Reconciliation of Total Debt to Total Capital
Three Months Ended
September 30, 2024
Total financial and hybrid debt	$9,854

Total capital	$54,927
Less non-redeemable noncontrolling interests	34
Less Investments AOCI	(1,543)
Total adjusted capital	$56,436

Hybrid - debt securities / Total capital	1.7%
Financial debt / Total capital	16.2
Total debt / Total capital	17.9%
Total debt / Total adjusted capital	17.5%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of General Insurance Underwriting Income
	Three Months Ended September 30,
	2023	2024
Underwriting income, as reported	$611	$437
Validus Re	(60)	—
Underwriting income, excluding Validus Re	$551	$437

Reconciliation of General Insurance Adjusted Pre-tax Income
	Three Months Ended September 30,
	2023	2024
Adjusted Pre-tax income, as reported	$1,367	$1,210
Validus Re	(98)	—
Adjusted Pre-tax income, comparable basis	$1,269	$1,210

Reconciliation of Net Premiums Written - Comparable Basis
	Three Months Ended September 30, 2024
				North
		Global -	Global -	America -	International
	General	Commercial	Personal	Commercial	Commercial	Personal
	Insurance	Lines	Insurance	Lines	Lines	Insurance
Change in net premiums written
Increase (decrease) as reported in U.S. dollars	(1.3)%	(1.9)%	0.2%	(3.9)%	0.7%	(1.7)%
Foreign exchange effect	1.3	0.5	3.0	0.1	1.0	4.5
Validus Re impact	6.0	8.6	—	15.0	1.1	—
Increase (decrease) on comparable basis	6.0%	7.2%	3.2%	11.2%	2.8%	2.8%

Net premiums written as reported in U.S. dollars	$6,462			$2,544	$2,038	$1,273
Foreign exchange effect	(79)			(3)	(20)	(56)
Validus Re impact	(365)			(343)	(22)	—
Net premiums written on comparable basis	$6,018			$2,198	$1,996	$1,217

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended September 30,
	September 30,
	2023	2024
Total General Insurance
Combined ratio	90.5	92.6
Catastrophe losses and reinstatement premiums	(6.9)	(6.9)
Prior year development, net of reinsurance and prior year premiums	2.7	2.6
Accident year combined ratio, as adjusted	86.3	88.3
Validus Re impact	0.6	—
Accident year combined ratio, as adjusted, comparable basis	86.9	88.3

Combined ratio	90.5	92.6
Validus Re impact	(0.3)	—
Combined ratio, comparable basis	90.2	92.6

North America - Commercial Lines
Loss ratio	63.7	72.2
Catastrophe losses and reinstatement premiums	(11.7)	(13.3)
Prior year development, net of reinsurance and prior year premiums	5.8	2.9
Accident year loss ratio, as adjusted	57.8	61.8
Validus Re impact	1.5	—
Accident year loss ratio, as adjusted, comparable basis	59.3	61.8

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended September 30,
	2023	2024
North America - Commercial Lines
Combined ratio	88.9	95.5
Catastrophe losses and reinstatement premiums	(11.7)	(13.3)
Prior year development, net of reinsurance and prior year premiums	5.8	2.9
Accident year combined ratio, as adjusted	83.0	85.1
Validus Re impact	0.4	—
Accident year combined ratio, as adjusted, comparable basis	83.4	85.1

Combined ratio	88.9	95.5
Validus Re impact	(0.9)	—
Combined ratio, comparable basis	88.0	95.5

North America - Personal Insurance
Loss ratio	67.0	61.2
Catastrophe losses and reinstatement premiums	(9.7)	(8.0)
Prior year development, net of reinsurance and prior year premiums	5.1	0.4
Accident year loss ratio, as adjusted	62.4	53.6

Combined ratio	113.0	111.5
Catastrophe losses and reinstatement premiums	(9.7)	(8.0)
Prior year development, net of reinsurance and prior year premiums	5.1	0.4
Accident year combined ratio, as adjusted	108.4	103.9

International - Commercial Lines
Combined ratio	83.4	84.3
Catastrophe losses and reinstatement premiums	(3.3)	(4.1)
Prior year development, net of reinsurance and prior year premiums	(0.4)	3.2
Accident year combined ratio, as adjusted	79.7	83.4
Validus Re impact	—	—
Accident year combined ratio, as adjusted, comparable basis	79.7	83.4

Combined ratio	83.4	84.3
Validus Re impact	(0.4)	—
Combined ratio, comparable basis	83.0	84.3

International - Personal Insurance
Combined ratio	97.2	93.7
Catastrophe losses and reinstatement premiums	(2.1)	(0.8)
Prior year development, net of reinsurance and prior year premiums	0.8	2.5
Accident year combined ratio, as adjusted	95.9	95.4